Exhibit 99.1

NEWS RELEASE

For Immediate Release

NCO GROUP ANNOUNCES EXECUTIVE MANAGEMENT REALIGNMENT

HORSHAM, PA, May 22, 2006 – NCO Group, Inc. (“NCO” or the “Company”) (NASDAQ: NCOG), a leading provider of business process outsourcing services, announced today three role changes affecting the Company’s executive management team aimed at focusing the leadership experience of some of the Company’s executives.

John R. Schwab, formerly the Company’s Senior Vice President and Chief Accounting Officer, has been promoted to Executive Vice President and named to the position of Chief Financial Officer (“CFO”). John joined the Company in April 2004 with the acquisition of RMH Teleservices, Inc. and has been responsible for the financial accounting, accounting policy implementation, and reporting.

Steven L. Winokur, the Company’s former CFO, will be focusing his full attention on his role as Executive Vice President and Chief Operating Officer – Shared Services. Steven served as the Company’s CFO since 1995. During his tenure as CFO, he oversaw the development of the finance organization during a period of rapid growth for the Company. Over the past several years Steven has focused increasing amounts of time on the development of the Company’s shared services infrastructure. The continued deployment of our operational strategy, including our focus on ERP, off-shoring and quality, mandate that Steven focus his full time and resources in the shared services organization.

In addition, Albert Zezulinski has assumed the position of Executive Vice President of Global Portfolio Operations. Al has been with the Company since 2000 and has been responsible for a number of corporate functions including corporate and government affairs. In this new role, Al will leverage his experience to expand the Company’s worldwide position in the portfolio purchase market.

Michael J. Barrist, Chairman and Chief Executive Officer of the Company, stated, “As we continue to transition into a global provider of outsourced business services, we must also realign our management resources to best position the Company to maximize its future. I am excited that NCO can continue to provide our executive management the opportunity to grow and meet these new challenges.”

About NCO Group, Inc.

NCO Group, Inc. is a global provider of business process outsourcing services, primarily focused on accounts receivable management and customer relationship management. NCO provides services through 100 offices in the United States, Canada, the United Kingdom, India, the Philippines, the Caribbean and Panama.

For further information contact:

NCO Investor Relations
(215) 441-3000
www.ncogroup.com